Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS THIRD QUARTER FISCAL YEAR 2020 RESULTS

•	Third quarter net sales were $294 million, down 6% year-over-year

•	Net income of $6.3 million and diluted earnings per share of $0.25

•	Strong cash flows of $12.0 million were provided from operating activities during the third quarter
JASPER, IN (May 4, 2020) - Kimball Electronics, Inc. (NASDAQ: KE) today announced financial results for its third quarter ended March 31, 2020.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Amounts in Thousands, except EPS)	2020	2019	2020	2019
Net Sales	$293,925	$313,454	$914,394	$863,223
Operating Income	$10,588	$14,497	$30,387	$31,741
Adjusted Operating Income (non-GAAP) (1)	$10,588	$14,497	$30,387	$31,649
Operating Income %	3.6%	4.6%	3.3%	3.7%
Net Income	$6,259	$11,849	$19,469	$24,033
Adjusted Net Income (non-GAAP) (1)	$6,259	$11,849	$19,469	$23,712
Diluted EPS	$0.25	$0.46	$0.76	$0.92
Adjusted Diluted EPS (non-GAAP) (1)	$0.25	$0.46	$0.76	$0.90
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are pleased with the results we delivered in the third quarter of fiscal year 2020 despite the interruptions and challenges caused by the COVID-19 pandemic. The safety and health of our employees, customers, suppliers, and our communities are paramount. We are making every effort to keep our facilities safe, following current guidelines suggested by applicable country authorities. Because of the variety of critical medical device assemblies we manufacture around the world, our facilities are classified as “essential businesses” and so all are currently operational, but have been affected to varying degrees by COVID-19.”

Mr. Charron continued, “We serve a diversified portfolio of markets, geographies, and customers. In our third quarter, we experienced a double-digit decline in sales to customers in our medical vertical, which was primarily unrelated to COVID-19. However, we are seeing a significant increase in demand for medical assemblies for the near future, specifically those related to respiratory care and patient monitoring products. We have customers whose products are essential to the health and safety of people around the globe. We are proud of what we do for the world, and we are proud of our people and their extraordinary efforts and contributions during this challenging time. I feel honored and privileged that our Company can play such an important role to help in this pandemic. In our automotive vertical, we started to see the impact of COVID-19 in our third quarter results, although the severity of the impact from the extensive automotive plant shutdowns in North America and Europe will not be reflected in our results until our fiscal fourth quarter.”

Michael K. Sergesketter, Vice President and Chief Financial Officer, stated, “We ended the third quarter with $58.3 million in cash and cash equivalents and debt on our credit facilities of $122.4 million, of which $91.5 million is considered long-term. We had $64.1 million in borrowings available under our credit facilities at March 31, 2020, and we have the ability to increase the borrowing capacity on our primary credit facility by an additional $75 million upon request, subject to consent of the participating lenders, as well as other options to enhance our liquidity. We believe we are in a solid financial position and expect to be able to weather the impact of COVID-19, based on what we know today.”

Third Quarter Fiscal Year 2020 Overview:

•	Consolidated net sales decreased 6% compared to the third quarter of fiscal year 2019. Foreign currency headwinds had an unfavorable 1% impact on net sales in the current quarter.

•	Operating activities provided cash of $12.0 million during the quarter, which compares to cash used by operating activities of $14.6 million in the third quarter of fiscal year 2019.

•
Cash conversion days (“CCD”) for the quarter ended March 31, 2020 were 81 days, up from 75 days in the quarter ended March 31, 2019 and 76 days in the second quarter of fiscal year 2020. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $5.7 million during the quarter.

•	$2.7 million was returned to Share Owners during the quarter in the form of common stock repurchases. The stock repurchase plan has been temporarily suspended as a result of the COVID-19 environment.

•
Return on invested capital (“ROIC”), calculated for the trailing twelve months, was 7.1% and 9.0% for the twelve months ended March 31, 2020 and 2019, respectively (see reconciliation of non-GAAP financial measures for ROIC calculation).

Net Sales by Vertical Market:

	Three Months Ended
	March 31,
(Amounts in Millions)	2020	2019	Percent Change
Automotive	$124.4	$127.3	(2)%
Medical	87.1	99.1	(12)%
Industrial	65.6	68.0	(3)%
Public Safety	12.5	15.1	(18)%
Other	4.3	4.0	8%
Total Net Sales	$293.9	$313.5	(6)%
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions, ramp up of new operations, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, the ability of the supply chain to react successfully to the significant increase in demand for certain medical components, impact related to tariffs and other trade barriers, and increased competitive pricing pressures. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2019 and other filings with the Securities and Exchange Commission (the “SEC”).
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures include adjustments for the nine months ended March 31, 2019 related to proceeds from a class action lawsuit settlement and adjustments to the provision for income taxes resulting from the U.S. Tax Cuts and Jobs Act (“Tax Reform”). Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the proceeds from the lawsuit settlement and tax adjustments resulting from Tax Reform. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations.

Conference Call / Webcast

Date:	May 5, 2020
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	2576287
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the third quarter ended March 31, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2020		March 31, 2019
Net Sales	$293,925	100.0%	$313,454	100.0%
Cost of Sales	273,713	93.1%	286,900	91.5%
Gross Profit	20,212	6.9%	26,554	8.5%
Selling and Administrative Expenses	9,624	3.3%	12,057	3.9%
Operating Income	10,588	3.6%	14,497	4.6%
Other Income (Expense), net	(1,893)	(0.6)%	177	0.1%
Income Before Taxes on Income	8,695	3.0%	14,674	4.7%
Provision for Income Taxes	2,436	0.9%	2,825	0.9%
Net Income	$6,259	2.1%	$11,849	3.8%

Earnings Per Share of Common Stock:
Basic	$0.25		$0.46
Diluted	$0.25		$0.46

Average Number of Shares Outstanding:
Basic	25,181		25,479
Diluted	25,287		25,568

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2020		March 31, 2019
Net Sales	$914,394	100.0%	$863,223	100.0%
Cost of Sales	851,478	93.1%	798,039	92.4%
Gross Profit	62,916	6.9%	65,184	7.6%
Selling and Administrative Expenses	32,529	3.6%	33,535	3.9%
Other General Income	—	—%	(92)	—%
Operating Income	30,387	3.3%	31,741	3.7%
Other Income (Expense), net	(4,152)	(0.4)%	(1,970)	(0.3)%
Income Before Taxes on Income	26,235	2.9%	29,771	3.4%
Provision for Income Taxes	6,766	0.8%	5,738	0.6%
Net Income	$19,469	2.1%	$24,033	2.8%

Earnings Per Share of Common Stock:
Basic	$0.77		$0.92
Diluted	$0.76		$0.92

Average Number of Shares Outstanding:
Basic	25,308		25,993
Diluted	25,466		26,181

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by (used for) Operating Activities	$51,318	$(18,980)
Net Cash Flow used for Investing Activities	(27,602)	(59,464)
Net Cash Flow (used for) provided by Financing Activities	(13,489)	80,315
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,191)	(1,149)
Net Increase in Cash and Cash Equivalents	9,036	722
Cash and Cash Equivalents at Beginning of Period	49,276	46,428
Cash and Cash Equivalents at End of Period	$58,312	$47,150

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2020	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$58,312	$49,276
Receivables, net	191,343	225,555
Contract assets	69,474	51,929
Inventories	198,961	203,840
Prepaid expenses and other current assets	25,374	24,713
Property and Equipment, net	145,958	143,629
Goodwill	19,936	18,104
Other Intangible Assets, net	20,003	22,188
Other Assets	28,889	24,877
Total Assets	$758,250	$764,111

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$30,901	$34,713
Accounts payable	191,551	197,001
Accrued expenses	39,611	43,196
Long-term debt under credit facilities, less current portion	91,500	91,500
Long-term income taxes payable	9,765	9,765
Other	19,534	18,082
Share Owners’ Equity	375,388	369,854
Total Liabilities and Share Owners’ Equity	$758,250	$764,111

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Operating Income, as reported	$10,588	$14,497	$30,387	$31,741
Less: Pre-tax Settlement Proceeds from Lawsuit	—	—	—	92
Adjusted Operating Income	$10,588	$14,497	$30,387	$31,649

Net Income excluding Tax Reform and Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Net Income, as reported	$6,259	$11,849	$19,469	$24,033
Add: Adjustments to Provision for Income Taxes from Tax Reform	—	—	—	(251)
Less: After-tax Settlement Proceeds from Lawsuit	—	—	—	70
Adjusted Net Income	$6,259	$11,849	$19,469	$23,712

Diluted Earnings per Share excluding Tax Reform and Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Diluted Earnings per Share, as reported	$0.25	$0.46	$0.76	$0.92
Add: Adjustments to Provision for Income Taxes from Tax Reform	—	—	—	(0.01)
Less: Impact of Settlement Proceeds from Lawsuit	—	—	—	0.01
Adjusted Diluted Earnings per Share	$0.25	$0.46	$0.76	$0.90

Return on Invested Capital (ROIC)
			Twelve Months Ended
			March 31,
			2020	2019
Operating Income			$40,706	$43,007
Less: Pre-tax Settlement Proceeds from Lawsuits			$215	$92
Adjusted Operating Income (non-GAAP)			$40,491	$42,915
Tax Effect (1)			$9,195	$9,718
After-tax Adjusted Operating Income			$31,296	$33,197
Average Invested Capital (2)			$438,634	$366,995
ROIC			7.1%	9.0%

(1) Accumulated tax effect utilizing the applicable quarterly effective tax rates, excludes tax effect of adjusted items including adjustments related to the U.S. Tax Cuts and Jobs Act.
(2) Average Invested Capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.